Exhibit 5.2

KING & SPALDING LLP	1185 Avenue of the Americas New York, New York 10036-4003 Tel: 212/556-2100 Fax: 212/556-2222 www.kslaw.com

April 22, 2004

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Re:	American Tower Corporation

Ladies and Gentlemen:

You have requested us to provide you with our opinion under New York law as to the enforceability of $225,000,000 aggregate principal amount of 7.50% Senior Notes due 2012 (the “Exchange Notes”) of American Tower Corporation (the “Company”), to be issued under the Indenture, dated as of February 4, 2004 (the “Indenture”), by and between the Company and The Bank of New York, as trustee (the “Trustee”). We understand that Palmer & Dodge LLP has acted as special U.S. counsel to the Company in connection with the filing of a Registration Statement on Form S-4 (such registration statement, together with each document incorporated by reference therein, the “Registration Statement”) under the Securities Act of 1933, as amended, and the proposed issuance of the Exchange Notes in connection with the exchange offer set forth in the Registration Statement, pursuant to which the Exchange Notes will be issued for a like principal amount of the Company’s outstanding 7.50% Senior Notes due 2012 (the “Outstanding Notes”).

We are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Exchange Notes. In addition, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

This opinion is limited in all respects to the laws of the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. You have advised us that you have separately received an opinion from Palmer & Dodge LLP to the effect that the Exchange Notes have been duly authorized by, and will be valid and binding obligations of, the Company under the laws of the State of Delaware. We express no opinion with respect to those matters, and to the extent elements of that opinion are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we have also assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. We have also assumed that the Trustee has all power and authority to perform its obligations under the Indenture.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, assuming that the Exchange Notes have been duly authorized by the Company, when the Exchange Notes are executed and delivered by or on behalf of the Company, duly authenticated in accordance with the terms of the Indenture and delivered against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion may not be relied upon by any person or entity (other than the addressee hereof) for any purpose without our prior written consent, except that Palmer & Dodge LLP may rely on this opinion in rendering its opinion to you in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.

Very truly yours,

/s/ King & Spalding